Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Clearwater Paper 401(k) Plan:
We consent to the incorporation by reference in the registration statement (No. 333-156136) on Form S-8 of our report dated June 23, 2015 appearing in this annual report on Form 11-K of the Clearwater Paper 401(k) Plan for the year ended December 31, 2014.
/s/ CliftonLarsonAllen LLP
Spokane, Washington
June 23, 2015